As filed with the Securities and Exchange Commission on September 1, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PEDEVCO CORP.
(Exact name of registrant as specified in its charter)

Texas	22-3755993
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

575 N. Dairy Ashford, Suite 210 Houston, Texas (Address of principal executive offices)	77079 (Zip Code)

PEDEVCO CORP. 2021 Equity Incentive Plan
(Full title of the plans)

Simon G. Kukes
Chief Executive Officer
PEDEVCO Corp.
575 N. Dairy Ashford, Suite 210
Houston, Texas 77079
 (Name and address of agent for service)

(713) 221-1768
(Telephone number, including area code, of agent for service)

Copy to:
David M. Loev, Esq.
John S. Gillies, Esq.
The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, Texas 77401
Telephone: (713) 524-4110
Facsimile: (713) 524-4122

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.001 per share	8,000,000 shares	$1.14	$9,120,000	$994.99

Total	8,000,000 shares	$1.14	$9,120,000	$994.99

(1)
This Registration Statement on Form S-8 relates to the 2021 Equity Incentive Plan (the “2021 Plan”) of PEDEVCO CORP. (the “Registrant” or the “Company”). An aggregate of 8,000,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) may be issued under the 2021 Plan. Registered in this Registration Statement are 8,000,000 shares of Common Stock reserved for future issuance under the 2021 Plan, the offer and sale of which are being registered herein.

(2)
Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers any additional shares of common stock of the Registrant that become issuable pursuant to awards by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of common stock of the Registrant.

(3)
Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act, on the basis of the average of the high ($1.16) and low ($1.11) selling prices per share of the Registrant’s common stock on August 31, 2021, as reported on the NYSE American, which date is within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 of PEDEVCO Corp. (“we”, “us”, “our”, the “Company” or “Registrant”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register 8,000,000 shares of common stock, $0.001 par value per share (“Common Stock”) reserved for future awards under the PEDEVCO Corp. 2021 Equity Incentive Plan (the “2021 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 1. Plan Information.

The Company will provide each recipient (the “Recipients”) of an award under the 2021 Plan with documents that contain information related to the 2021 Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and is not being filed as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives shares of Common Stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Clark R. Moore
General Counsel
PEDEVCO Corp.
575 N. Dairy Ashford, Suite 210
Houston, Texas 77079
(713) 221-1768

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

We have filed the following documents with the Securities and Exchange Commission (the “Commission”), each of which is incorporated herein by reference:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 23, 2021 (the “Annual Report”);

(b) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the SEC on May 17, 2021 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021, filed with the SEC on August 16, 2021;

(c) Our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on July 19, 2021;

(d) Our Current Reports on Forms 8-K (other than information furnished rather than filed) filed with the SEC on January 22, 2021; February 3, 2021; February 5, 2021; March 23, 2021; April 1, 2021; and September 1, 2021; and

(e) The description of the Company’s common stock contained in the Company’s registration statement under the Exchange Act with respect to that Common Stock filed with the Commission, as amended by the description of the Company’s common stock contained in Exhibit 4.1 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020 and as amended by any subsequent amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 7.001 of the Texas Business Organizations Code (the “TBOC”) permits a Texas corporation to limit the personal liability of directors to it or its shareholders for monetary damages for any act or omission in a director’s capacity as director. Under the provisions of Chapter 8 of the TBOC, we may indemnify our directors, officers, employees and agents and purchase and maintain liability insurance for those persons. Chapter 8 of the TBOC provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with or in defending any action, suit or proceeding in which he or she is a party by reason of his or her position. With respect to any proceeding arising from actions taken in his or her official capacity as a director or officer, he or she may be indemnified so long as it shall be determined that he or she conducted himself in good faith and that he or she reasonably believed that such conduct was in the corporation’s best interests. In cases not concerning conduct in his or her official capacity as a director or officer, a director may be indemnified as long as he or she reasonably believed that his or her conduct was not opposed to the corporation’s best interests. In the case of any criminal proceeding, a director or officer may be indemnified if he or she had no reasonable cause to believe his or her conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

Our Certificate of Formation, as amended, provides that our directors are not personally liable to our shareholders or us for monetary damages for an act or omission in their capacity as a director. A director may, however, be found liable for, and we may be prohibited from indemnifying them against:

●
any breach of the director’s duty of loyalty to our shareholders or us;

●
acts or omissions not in good faith that constitute a breach of the director’s duty to the Company;

●
acts or omissions that involve intentional misconduct or a knowing violation of law;

●
any transaction from which the director receives an improper benefit; or

●
acts or omissions for which the liability is expressly provided by an applicable statute.

Our Certificate of Formation, as amended, also provides that we will indemnify our directors, and may indemnify our agents, to the fullest extent permitted by applicable Texas law from any expenses, liabilities or other matters. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company under our Certificate of Formation, as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Indemnification Agreements

We have entered into indemnification agreements with each of our officers and directors pursuant to which we have agreed, to the maximum extent permitted by applicable law and subject to the specified terms and conditions set forth in each agreement, to indemnify a director or officer who acts on our behalf and is made or threatened to be made a party to any action or proceeding against expenses, judgments, fines and amounts paid in settlement that are incurred by such officer or director in connection with the action or proceeding. The indemnification provisions apply whether the action was instituted by a third party or by us. We also maintain insurance on behalf of our officers and directors that provides coverage for expenses and liabilities incurred by them in their capacities as officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

			Incorporated By Reference
Exhibit No.	Description	Filed or furnished herewith	Form	Exhibit	Filing Date/Period End Date	File Number
4.1	Amended and Restated Certificate of Formation and Designation by Blast Acquisition Corp. and Pacific Energy Development Corp.		8-K	3.1	August 2, 2012	000-53725

4.2	Certificate of Amendment of Amended and Restated Certificate of Formation		8-K	3.1	April 23, 2013	000-53725

4.3	Amended and Restated Certificate of Designations of PEDEVCO Corp. Establishing the Designations, Preferences, Limitations and Relative Rights of its Series A Convertible Preferred Stock		8-K	3.1	February 24, 2015	001-35922

4.4	Certificate of Amendment to Certificate of Formation (1-for-10 Reverse Stock Split of Common Stock)		8-K	3.1	March 27, 2017	333-64122

4.5	Amendment to Amended and Restated Certificate of Designations of PEDEVCO Corp. Establishing the Designations, Preferences, Limitations and Relative Rights of Its Series A Convertible Preferred Stock filed with the Secretary of State of Texas on June 26, 2018		8-K	3.1	June 26, 2018	001-35922

4.6	Bylaws of PEDEVCO Corp. (formerly Blast Energy Services, Inc.)		8-K	3.3	March 6, 2008	333-64122

4.7	Amendment to the Bylaws (December 3, 2012)		8-K	3.1	December 6, 2012	000-53725

4.8	Amendment to Bylaws (October 25, 2016)		8-K	3.1	October 21, 2016	001-35922

5.1*	Opinion of The Loev Law Firm, PC (included with this registration statement)	X

23.1*	Consent of Marcum LLP (included with this registration statement)	X

23.2*	Consent of Cawley, Gillespie & Associates, Inc. (included with this registration statement)	X

23.3*	Consent of The Loev Law Firm, PC (included in the opinion filed as Exhibit 5.1)	X

24.1*	Power of Attorney (included on the signature page of this registration statement)	X

99.1	PEDEVCO Corp. 2021 Equity Incentive Plan***		8-K	10.1	September 1, 2021	001-35922

99.2*	Form of Stock Option Agreement (2021 Equity Incentive Plan) ***	X

99.3*	Form of Restricted Stock Grant Agreement (2021 Equity Incentive Plan) ***	X

*	Filed herewith.

***	Indicates management contract or compensatory plan or arrangement.

Item 9. Undertakings

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

However, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on September 1, 2021.

PEDEVCO CORP.

By: /s/ Simon G. Kukes
Simon G. Kukes
Chief Executive Officer
(Principal Executive Officer)

By:/s/ Paul A. Pinkston
Paul A. Pinkston
Chief Accounting Officer
(Principal Financial and Accounting Officer)

Each person whose signature appears below constitutes and appoints Simon G. Kukes and Clark R. Moore, or any one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By: /s/ Simon G. Kukes	Chief Executive Officer and Director	September 1, 2021
Simon G. Kukes	(Principal Executive Officer)

By: /s/ Paul A. Pinkston	Chief Accounting Officer	September 1, 2021
Paul A. Pinkston	(Principal Financial and Accounting Officer)

By: John Scelfo	Director	September 1, 2021
John Scelfo

By: Ivar Siem	Director	September 1, 2021
Ivar Siem

By: H. Douglas Evans	Director	September 1, 2021
H. Douglas Evans